Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 2, 2025 on the consolidated financial statements of Aeries Technology, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Aeries Technology, Inc. for the year ended March 31, 2025, and the reference to our firm under the heading “Experts” in the prospectus included in this Registration Statement on Form S-3. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Manohar Chowdhry & Associates
Manohar Chowdhry & Associates
Chartered Accountants

Chennai, India

March 12, 2026